EXHIBIT 2.1

                                 IMAGEMAX, INC.


                            ASSET PURCHASE AGREEMENT
                              FOR CERTAIN ASSETS OF
                     INTEGRATED INFORMATION SERVICES, L.L.C.






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                                TABLE OF CONTENTS


                                                                        Page


PRELIMINARY STATEMENTS...................................................1


ARTICLE 1 - CERTAIN DEFINITIONS..........................................1


ARTICLE 2 - SALE AND PURCHASE OF ASSETS; CONSIDERATION;
                   ASSUMPTION OF LIABILITIES.............................6

  2.1.    Agreement to Sell and Purchase Assets..........................6
  2.2.    Consideration and Payment......................................6
  2.3.    Post-Closing Adjustment Process................................7
  2.4.    [Intentionally Omitted]........................................7
  2.5.    Payment of Purchase Price......................................7
  2.6.    Allocation of Purchase Price...................................8
  2.7.    Assumption of Liabilities......................................8
  2.8.    Rework Warranty................................................8
  2.9.    Removal of Purchased Assets....................................8


ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS.........9

  3.1.    Organization; Qualification; Good Standing.....................9
  3.2.    Authorization for Agreement....................................9
  3.3.    Ownership, Subsidiaries and Legal Names........................9
  3.4.    Enforceability................................................10
  3.5.    Pending Legal Proceedings, Orders or Investigations...........10
  3.6.    Title to the Purchased Assets and Related Matters.............10
  3.7.    Compliance with Laws..........................................10
  3.8.    Labor Matters.................................................10
  3.9.    Employee Benefit Plans........................................11
  3.10.   Financial Statements..........................................12
  3.11.   Real Property.................................................12
  3.12.   Contracts.....................................................12
  3.13.   Intellectual Property.........................................13
  3.14.   Environmental Matters.........................................14
  3.15.   Regulatory Filings............................................14
  3.16.   Taxes and Tax Returns.........................................15
  3.17.   Receivables...................................................15
  3.18.   Solvency......................................................15
  3.19.   Affiliate Transactions........................................16

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  3.20.   Brokers or Finders............................................16
  3.21.   Customers.....................................................16
  3.22.   Absence of Changes............................................16



ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PURCHASER.................17

  4.1.    Organization..................................................17
  4.2.    Authorization for Agreement...................................17
  4.3.    Enforceability................................................17
  4.4.    Litigation....................................................17
  4.5.    Brokers or Finders............................................17
  4.6.    Financial Means...............................................18


ARTICLE 5 - [Intentionally Omitted].....................................18


ARTICLE 6 - CONDITIONS PRECEDENT TO CLOSING.............................18

  6.1.    Conditions Precedent to the Purchaser's Obligations...........18
  6.2.    Conditions Precedent to the Seller's
            and Members' Obligations....................................19


ARTICLE 7 - CLOSING.....................................................19

  7.1.    The Closing and the Closing Date..............................19
  7.2.    Third Party Consents..........................................19
  7.3.    Employment, Compensation and Employee Benefits
            From and After Closing......................................20
  7.4.    Severance.....................................................21


ARTICLE 8 - COVENANT NOT TO COMPETE.....................................21

  8.1.    Confidentiality...............................................21
  8.2.    Covenant Not To Compete.......................................21
  8.3.    Specific Enforcement; Extension of Period.....................22
  8.4.    Disclosure....................................................22
  8.5.    Interpretation................................................22
  8.6.    Acknowledgment................................................23


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ARTICLE 9 - SURVIVAL....................................................23


ARTICLE 10 - INDEMNIFICATION............................................23

  10.1.   The Seller and the Members Indemnification....................23
  10.2.   The Purchaser's Indemnification...............................24
  10.3.   Payment; Procedure for Indemnification........................24
  10.4.   Limitations on Indemnification................................25



ARTICLE 11 - [Intentionally Omitted]....................................26


ARTICLE 12 - POST-CLOSING COVENANTS.....................................27

  12.1.   Further Cooperation...........................................27
  12.2.   Maintenance of Books and Records..............................27
  12.3.   Use of Name...................................................27
  12.4.   Discharge of Obligations......................................27
  12.5.   Receivables...................................................28
  12.6.   Public Announcements..........................................28
  12.7.   Trademark License.............................................28


ARTICLE 13 - TAXES RELATING TO PURCHASED ASSETS.........................28


ARTICLE 14 - MISCELLANEOUS..............................................28

  14.1.   Notices.......................................................28
  14.2.   No Third Party Beneficiaries..................................30
  14.3.   Schedules.....................................................30
  14.4.   Expenses......................................................30
  14.5.   Further Assurances............................................30
  14.6.   Entire Agreement; Amendment...................................30
  14.7.   Section and Paragraph Titles..................................30
  14.8.   Binding Effect................................................30
  14.9.   Counterparts..................................................30
  14.10.  Severability..................................................30

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  14.11.  Governing Law.................................................31



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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (as amended or supplemented from time to time, this "Agreement") is hereby made this 23rd day of January, 1998 by and among Integrated Information Services, L.L.C., a Nevada limited liability company (the "Seller"), Pettibone, L.L.C. ("Pettibone") and Heisley Holding, L.L.C. ("Heisley") (collectively, the "Members"), and ImageMax, Inc., a Pennsylvania corporation (the "Purchaser").

                             PRELIMINARY STATEMENTS

     The Seller is engaged in the business of providing document management products and services. The Members own one hundred percent (100%) of the issued and outstanding membership interests of the Seller. The Seller desires to sell to the Purchaser and the Purchaser, desires to purchase from the Seller, all of the Seller's assets that are used in or related to the operation of the Seller's document management and related businesses (the "Business"), together with the goodwill related to the Business in accordance with the provisions set forth in this Agreement. Except for those specific obligations and liabilities of the Seller identified in this Agreement, the Purchaser is assuming none of the Seller's obligations or liabilities.

     IN CONSIDERATION of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

     1.1. Affiliate shall mean: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; and (ii) any officer, director or manager of the Person specified.

     1.2. Assumed Liabilities shall mean the Obligations and Liabilities set forth on Schedule 2.7.

     1.3. Assumed Taxes shall mean those Taxes on sales, on the ownership or use of the Purchased Assets and on payroll obligations (specifically excluding Taxes measured by the net income of any party), only to the extent in the amounts reflected on the Closing Balance Sheet or incurred consistently with past business practice in or as a result of the normal and ordinary course of business after the Balance Sheet Date.

     1.4. Balance Sheet Date shall mean December 31, 1997.

     1.5. Books and Records shall mean all records, documents, lists and files, relating to either or both of the Purchased Assets or the Business including, without limitation, price lists, lists of accounts, customers, suppliers and personnel, all product, business and marketing plans, historical sales data and all books, ledgers, files and business records (including, without limitation, all financial records and books of account) of or relating to either or both of the Purchased Assets or the Business; in any of the foregoing cases, whether in electronic form or otherwise.

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      1.6. Closing Balance Sheet shall mean the balance sheet of the Seller as of December 31, 1997 prepared in accordance with GAAP.

      1.7. Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

      1.8. Computer Software shall mean all computer applications software, owned or licensed by Seller, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, design, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Seller.

     1.9. Confidential Information shall mean (i) with respect to any party to this Agreement or any Affiliate of such party, all financial, technical, commercial or other information, including but not limited to information, materials, documents, financial reports, business plans and marketing data that relate to the business, strategies or operations of the parties hereto, disclosed or otherwise made available by such party or such Affiliate (the "Discloser") to another party or affiliate (the "Recipient") in connection with the transactions contemplated by this Agreement and (ii) each of the terms, conditions and other provisions contained in this Agreement and in the agreements or documents to be delivered pursuant to this Agreement. Notwithstanding the preceding sentence, the definition of Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient, (ii) is possessed in writing by the Recipient at the time of disclosure to such Recipient, or (iii) is disclosed to a party by any Person other than a party to this Agreement; provided, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of contractual, or legal or fiduciary duty or obligation). For the purposes hereof, public domain shall not include disclosure of information, except as otherwise provided herein, to any other person in connection with the transactions contemplated hereby.

     1.10. Consents shall mean any consents, waivers, approvals, authorizations, certifications or exemptions required from any Person or under any Contract or Requirement of Law, as applicable.

     1.11. Contracts shall mean, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person is, or such Person's properties are bound.

     1.12. Employee Benefit Plan shall mean any deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance or retirement plan, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by the Seller or any ERISA Affiliate (including, without limitation, health insurance, life insurance and other benefit plans maintained for retirees) within the previous six plan years or with respect to which contributions are or were (within such six year period) made or required to be made by the Seller or any ERISA Affiliate or with respect to which the Seller has any liability.

     1.13. Encumbrances shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, mortgages, conditional or installment sales Contracts, title retention Contracts,

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transferability restrictions and other claims or burdens of any nature whatsoever attached to or adversely affecting such asset other than liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money and which, in the aggregate, are not material.

     1.14. Environmental Laws shall mean all Requirements of Law relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, Requirements of Law relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substances or wastes into the environment and Requirements of Law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et. seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et. seq., and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time, and together with any successors thereto.

     1.15. ERISA shall mean the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.16. ERISA Affiliate shall mean any Person that is included with the Seller in a controlled group or affiliated service group under Sections 414(b),
(c), (m) or (o) of the Code.

     1.17. Escrow Agent shall mean the individual or entity named as the Escrow Agent in the Escrow Agreement.

     1.18. Escrow Agreement shall mean the Escrow Agreement between the Seller, the Members, the Purchaser and the Escrow Agent to hold the Escrow Amount pursuant to the terms and conditions therein as referred to in Section 2.5, substantially in the form attached hereto as Exhibit A.

     1.19. GAAP shall mean generally accepted accounting principles in the United States, applied by Seller on a basis consistent with preceding years and throughout the periods involved.

     1.20. Generic Intellectual Property shall mean those items of commercial off-the-shelf computer shrink-wrap licenses.

     1.21. Governmental or Regulatory Authority shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

     1.22. Intellectual Property shall mean all Computer Software, patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights and all intellectual, industrial, software or proprietary rights and trade secrets, technology and know-how, whether or not owned or under license, relating to either or both of the Purchased Assets or the Business, in each case together with any amendments, modifications and supplements thereto and in each case all goodwill associated with the Business in connection with which any such intellectual property is used.

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     1.23. IRS means the Internal Revenue Service or any successor organization thereto.

     1.24. Knowledge shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party's "knowledge" or "best knowledge," the actual knowledge of such party or, in the case of an entity, the actual knowledge of any officer, director or manager of such entity.

     1.25. Legal Proceeding shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other similar proceeding.

     1.26. Material Adverse Effect shall mean an effect which is or is reasonably likely to be materially adverse to the Business and the Property or the financial condition or results of operation, of the Seller.

     1.27. Obligations and Liabilities and words of similar import include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     1.28. Order shall mean any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental or Regulatory Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

     1.29. PBGC means the Pension Benefit Guaranty Corporation or any successor organization thereto.

     1.30. Permits shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to either or both of the Purchased Assets or the Business.

     1.31. Person shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental or Regulatory Authority whatsoever.

     1.32. Prepaid Expenses shall mean, as of any date of determination, payments made by the Seller with respect to the Business, other than payments made by the Seller to any Affiliate of either the Seller or the Members, that constitute prepaid expenses of the Business in accordance with GAAP consistently applied as of such date.

     1.33. Property shall mean the Real Property, Intellectual Property and Tangible Personal Property of the Seller.

     1.34. Real Property shall mean the Seller's sales office at 70 W. Madson, Suite 650, Chicago, Illinois.


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     1.35. Receivables shall mean, as of any date of determination, the Seller's accounts receivable, notes receivable and other miscellaneous receivables associated with the Business at such date.

     1.36. Regulatory Approvals shall mean all Consents from all Governmental or Regulatory Authorities.

     1.37. Requirement of Law shall mean, with respect to any Person, such Person's articles or certificate of incorporation, by-laws or other governing or constitutive documents, if any, and any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, or any Order, to which, in each case, such Person or any of such Person's properties, operations, business or assets is bound or subject.

     1.38. Restricted Period shall mean, with respect to the Seller and the Members, the period commencing on the date hereof and ending on the second anniversary of the date hereof, as such period may be extended pursuant to
Section 8.3(b).

     1.39. Retained Liabilities shall mean all Obligations and Liabilities of the Seller and the Members of any nature whatsoever, whether now existing or hereafter arising or incurred, except for the Assumed Liabilities.

     1.40. Taxes shall mean (i) all taxes, charges, fees, levies or other assessments including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority, domestic or foreign (a "Taxing Authority") or (ii) all liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation ss.1.1502-6 or comparable Requirement of Law.

     1.41. Tax Returns shall mean any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed, with or when none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority.

     1.42. Trade Accounts Receivable shall mean, as of the applicable date, the Seller's trade accounts receivable associated with the Business.

     1.43. Transferred Receivables shall mean those Receivables that are part of the Purchased Assets.

     1.44. Transfer Taxes shall mean any applicable documentary, sales, use, filing, transfer and similar Taxes payable as a result of the transactions contemplated by this Agreement.



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                                    ARTICLE 2
                   SALE AND PURCHASE OF ASSETS; CONSIDERATION;
                            ASSUMPTION OF LIABILITIES

     2.1. Agreement to Sell and Purchase Assets. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the joint and several representations and warranties made by the Seller and the Members to the Purchaser in this Agreement, effective as of the close of business on the date hereof, the Seller shall sell to the Purchaser and the Purchaser shall purchase and receive from the Seller, free and clear of all Encumbrances and all Obligations and Liabilities (other than the Assumed Liabilities (as defined in
Section 2.7)), all of the tangible and intangible assets of the Seller, whether real, personal or mixed, that are incremental to, or relating to, or used in connection with, the Business, wherever located, including, without limitation
(i) the assets included on the Closing Balance Sheet, (ii) the assets listed on
Schedule 2.1(a) attached to this Agreement and (iii) all assets acquired by the Seller after the Balance Sheet Date, but excluding the assets listed on Schedule 2.1(b) (the "Excluded Assets") and any assets used or disposed of in the ordinary course of business consistent with past practice (collectively, the "Purchased Assets").

     2.2. Consideration and Payment. As full consideration for the Purchased Assets being purchased pursuant to this Agreement, the Purchaser shall pay, deliver or cause to be delivered to the Seller (in addition to the assumption of the Assumed Liabilities), in the manner set forth in Section 2.5 of this Agreement, the sum of $1,150,000 (the "Base Purchase Price") less adjustments, if any, as further set forth in this Section 2.2 (the "Purchase Price").

        (a) Closing Working Capital Adjustment. The Base Purchase Price shall be reduced after Closing, by $1.00 for each $1.00 that the Seller's Adjusted Working Capital (as hereinafter defined) as of the Closing Date (the "Closing Adjusted Working Capital Amount") is less than $950,000 (the "Closing Working Capital Adjustment"). The Seller's Adjusted Working Capital shall mean the current portion of Purchased Assets, calculated pursuant to GAAP, less Adjusted Current Liabilities included as Assumed Liabilities. The Adjusted Current Liabilities shall mean all of the Seller's liabilities which would be classified as current liabilities in accordance with GAAP, except current amounts of principal, interest or penalties due and owing: (i) under promissory notes or lines of credit (including to an employee or on the account of an employee);
(ii) to an Affiliate of the Seller or the spouse, parents, children, siblings, mothers-in-law, fathers-in law, sons-in-law, daughters-in-law, bothers-in-law, and sisters-in-law of an Affiliate of Seller; (iii) to a lessor under a capital lease (except for any capital lease on account of real property); (iv) on account of expenses in connection with this Agreement that are the obligation of the Seller or the Members under this Agreement; (v) on account of Taxes, other than Assumed Taxes, or earned insurance premiums; (vi) Rework Expenses; and
(vii) Moving Expenses (as hereinafter defined).

        (b) Post-Closing Adjustments. As further set forth in Section 2.3 hereof, the Closing Working Capital Adjustment (the "Closing Amount") shall be finalized after Closing. Any Working Capital Adjustment, as determined pursuant to Section 2.3, plus 8% interest on such amount, shall be paid by Seller to Purchaser in immediately available funds within five (5) business days of finalizing the Closing Working Capital Amount pursuant to Section 2.3 hereof. If such amount is not received by the Purchaser within such time period, such amount shall be paid from the Escrow Amount pursuant to the Escrow Agreement and the Seller and Members shall jointly and severally be obligated to immediately replenish the Escrow Amount by depositing with the Escrow Agent upon such payment cash in a like amount. The Seller and the Members shall have no obligation to indemnify any person with respect to any

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breach of representation or warranty if and to the extent that the payment of the Closing Working Capital Adjustment cures any Indemnifiable Loss that would otherwise arise from such breach.

        (c) Members Obligation The Members hereby agree that they will be jointly and severally liable for all obligations of the Seller under the Purchase Price adjustments set forth in this Section 2.2 including, but not limited to, the obligation to replenish the Escrow Amount.

     2.3. Post-Closing Adjustment Process. Promptly following the Closing, and in order to, determine the Closing Working Capital Adjustment, if any, the Purchaser agrees to cause the internal accounting staff and the independent certified public accountant of the Purchaser (the "Accountants") to determine the Closing Working Capital Adjustment, if any. No later than forty-five (45) days following the Closing Date, the Purchaser shall notify the Seller and the Members if it requests any Closing Working Capital Adjustment and shall provide a report indicating its determination of the Closing Working Capital Amount (the "Purchaser's Closing Report"). The determination of the Closing Working Capital Adjustment by the Purchaser shall be conclusive and binding upon the parties hereto unless the Seller shall object within fifteen (15) days following its receipt of the Purchaser's Closing Report. The Seller's objection, if any, to the Purchaser's Closing Report (the "Seller's Objection") shall set forth in reasonable detail the Seller's objection(s) to the Purchaser's Closing Report and the Seller's calculation of the Closing Working Capital Adjustment. Within ten (10) days after receipt of the Seller's Objection, the Purchaser will notify the Seller whether it accepts or disputes the Seller's adjustments, if any, which notification shall set forth in reasonable detail the adjustments made by the Seller which the Purchaser continues to dispute (the "Purchaser's Response Notice"). If the Seller does not object to the Purchaser's Closing Report, or if the Purchaser agrees to accept the Seller's adjustments to the Purchaser's Closing Report, then the additional adjustments based on the then final Closing Working Capital Adjustment, if any, shall be paid by Seller to the Purchaser as set forth in Section 2.2(b) above. If the Seller objects to the Purchaser's Closing Report as set forth above and the Purchaser does not accept the Seller's proposed adjustments, then an independent accounting firm mutually satisfactory to the Seller and the Purchaser shall be engaged to determine the amount of the Closing Working Capital Adjustment, such determination to be binding on the parties. The parties hereto agree to cooperate fully with such independent accountants at their own cost and expense, including, but not limited to, providing such independent accountants with access to, and copies of, all books and records that they shall reasonably request. The Purchaser and the Seller shall each bear one-half of all of the costs and expenses of such independent accounting firm, and if the parties hereto are unable to agree upon an independent accounting firm, the Seller and the Purchaser will request that one be designated by the President of the Philadelphia office of the American Arbitration Association.

     2.4. [Intentionally Omitted]

     2.5. Payment of Purchase Price.

        (a) Purchase Price. An amount equal to the Base Purchase Price less the amount deposited into escrow pursuant to Section 2.5(b), shall be payable at the Closing to the Seller. The Base Purchase Price shall be payable in immediately available funds by a wire transfer to an account to be designated by the Seller in writing prior to the Closing.

        (b) Delivery into Escrow. Notwithstanding the foregoing, cash in the amount of $115,000 shall be delivered by Purchaser upon execution hereof to the Escrow Agent to be held in an account pursuant to the Escrow Agreement (the "Escrow Account"). The Escrow Account, pursuant to the

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terms of the Escrow Agreement, shall be available to fund (but shall not be the sole source of funding) any obligations of the Seller and the Members under this Agreement.

     2.6. Allocation of Purchase Price. The Purchaser shall on or before forty-five (45) days after the Closing Date initially determine and send to the Seller a schedule containing the allocation of the purchase price, as defined in the Code, among the Purchased Assets as is required by Section 1060 of the Code (the "Allocation Schedule"). The Allocation Schedule will be deemed to be accepted by the Seller unless the Seller provides a written notice of disagreement to the Purchaser within five (5) business days after receipt of the Allocation Schedule. If the Seller provides such written notice, the Seller and the Purchaser shall proceed to negotiate in good faith to agree on a mutually acceptable Allocation Schedule. If no mutually acceptable Allocation Schedule is created within ten (10) business days of the Seller's receipt of the written notice of disagreement, then an independent accountant mutually satisfactory to the Seller and the Purchaser (the "Independent Accountant") shall be engaged to determine the Allocation Schedule. The fees for such determination shall be split evenly by the Seller and by the Purchaser. Such determination by the Independent Accountant, or the original Allocation Schedule if not objected to by the Seller, or the mutually acceptable Allocation Schedule shall be binding and conclusive to all parties to the Agreement and all parties shall file all relevant tax returns consistent with such final determination, unless otherwise required by applicable law; provided, however, that if the Purchase Price is adjusted in accordance with this Article 2, the Allocation Schedule otherwise determined shall be adjusted in accord with the requirements of Section 1060 of the Code.

     2.7. Assumption of Liabilities. Subject to Section 7.3, at the Closing, the Purchaser will assume only the Seller's Obligations and Liabilities as of and after the Closing Date expressly listed on Schedule 2.7 attached to this Agreement, if any (collectively, the "Assumed Liabilities"). All other Obligations and Liabilities of the Seller and the Member shall be Retained Liabilities and not assumed by the Purchaser.

     2.8. Rework Warranty. Purchaser hereby agrees to assume all obligations to perform services or repair or replace products in order to correct any material deficiencies in services or products performed or sold by the Seller in the ordinary course of its business prior to Closing ("Rework"). The Escrow Amount shall be available to fund (but shall not be the sole source of funding) any obligations of the Purchaser hereunder. The Seller and the Members, jointly and severally, agree to indemnify and hold the Purchaser harmless from any and all reasonable costs and expenses incurred in connection with Rework during the 180 day period following the date hereof, including, without limitation, all reasonable attorneys' and experts fees, expenses and disbursements and court costs in connection therewith (the "180 Day Rework Expenses"). Notwithstanding the foregoing, the Purchaser shall not be entitled to reimbursement and indemnity for Rework hereunder until such time as the aggregate of all 180 Day Rework Expenses shall exceed $25,000 (the "Rework Threshold"), whereupon the Seller and the Members shall be responsible for the excess over $25,000 up to a maximum of $100,000 of such 180 Day Rework Expenses, whereupon the Seller and the Members, on the one hand, and Purchaser, on the other hand, shall split such 180 Day Rework Expenses equally. The Seller shall have the right to inspect and audit the books and records of the Business to verify the 180 Day Rework Expenses.

     2.9. Removal of Purchased Assets. Prior to 7 p.m. on January 28, 1997, Purchaser shall remove the Purchased Assets from the Seller's facility at 11911
N. Meridian Street, Carmel, Indiana (the "Facility"), except that Purchaser may leave the telephone system and the appropriate office furniture for one receptionist at the Facility until 7 p.m. on January 29, 1997 (the "Vacancy Date"). To the extent the Purchased Assets are moved after the Closing Date, they shall be moved during normal business hours without interference with the operations at the Facility and without damage to the Facility. The Purchaser and the Seller shall pay equally all out-of-pocket expenses to third parties in connection with such move up to an aggregate of $30,000, including expenses of packing and moving incurred by Seller prior to the date hereof and storage costs incurred from the date hereof until and including the Vacancy Date ("Moving Expenses"). Storage expenses incurred by Seller prior to the date hereof shall be the sole obligation of Seller and storage expenses incurred by the Purchaser after the Vacancy Date shall be the sole obligation of the Purchaser. To the extent such aggregate expenses exceed $30,000, the parties will negotiate in good faith the payment of such excess. The Purchaser shall pay Seller $10,000 per day for each day the Purchased Assets remain at the Facility after the Vacancy Date, in addition to Seller's reasonable moving expenses incurred to remove any remaining Purchased Assets from the Facility. In addition, if the Purchaser has not removed the Purchased Assets by the Vacancy Date, Seller shall have the right to remove the Purchased Assets from the Facility at the Purchaser's risk with the reasonable expenses of such move paid by the Purchaser.


                                    ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

     Except as set forth on the disclosure schedule delivered by the Seller and the Members to the Purchaser on the date hereof (the "Disclosure Schedule"), the numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Seller, Pettibone and Heisley hereby, jointly and severally, represent and warrant to the Purchaser as follows:

     3.1. Organization; Qualification; Good Standing. The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own and operate its properties and assets and to transact the Business and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a Material Adverse Effect. Listed in the Disclosure Schedule is a true and complete list of all jurisdictions in which the Seller is qualified to do business.

     3.2. Authorization for Agreement. The Seller's and the Members' execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (i) are within their powers and authority, corporate or otherwise, and are duly authorized by all necessary corporate and member action on the part of the Seller and (ii) do not (A) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority,
(B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement of Law applicable to the Seller, the Members or any of its or their properties or any Contract to which the Seller, the Members or any of its or their properties is bound or subject or (C) result in the creation of any Encumbrance or any obligation and liability on any of the Purchased Assets.

     3.3. Ownership, Subsidiaries and Legal Names. The Members are the record, beneficial and equitable owners of all of the outstanding equity of Seller. The Seller does not own, directly or indirectly, any debt, equity or other ownership interest in any other Person. No shares or other ownership or other interests, either of record, beneficially or equitably, in any Person are included in the Purchased Assets. The

Seller has no d/b/a names and has not conducted business under any other name except its legal name on its Certificate of Organization.

     3.4. Enforceability. This Agreement has been duly executed and delivered by the Seller and the Members and constitutes the legal, valid and binding obligation of the Seller and the Members, enforceable against each of them in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

     3.5. Pending Legal Proceedings, Orders or Investigations. Except as set forth on the Disclosure Schedule, there are no Legal Proceedings or Orders pending, or, to the Seller's or the Members' knowledge, threatened, against or related to the Seller, the Business, the Purchased Assets or the Assumed Liabilities or which otherwise could adversely affect or restrict the ability of the Seller or the Members to consummate the transactions contemplated hereby or that question the validity of this Agreement, whether or not fully covered by insurance.

     3.6. Title to the Purchased Assets and Related Matters. Except for the items of tangible Personal Property possessed or used by the Seller in connection with the Business ("Tangible Personal Property") leased by the Seller, the leases and agreements for which are in full force and effect and constitute valid and binding agreements on the Seller (and to the knowledge of Seller and Members, the other parties thereto) in accordance with their respective terms, the Seller owns and has good and valid legal and beneficial title to all of the Purchased Assets free and clear of all Encumbrances. All of the Purchased Assets are in the possession or under the control of the Seller. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THE PURCHASED ASSETS ARE BEING SOLD AS IS WHERE IS WITH NO WARRANTIES AS TO CONDITION AND SUFFICIENCY AND ALL OTHER WARRANTIES EXPRESS OR IMPLIED ARE HEREBY DISCLAIMED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     3.7. Compliance with Laws. The Seller is operating in compliance with all Requirements of Law applicable to it or any of its properties or to which the Seller, or its properties is bound or subject, except where non-compliance would not have a Material Adverse Effect. In addition, none of the Seller or the Members has received any notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any such Requirement of Law. With respect to the Business, none of the Seller, the Members, any of their respective Affiliates, or any of such Affiliates' respective Affiliates, has made any illegal kickback, bribe, gift or political contribution to or on behalf of any customer, or to any officer, director, employee of any customer, or to any other Person.

     3.8. Labor Matters.

        (a) Seller has provided Purchaser with an accurate list showing all employees of the Seller, listing all Contracts with such employees (copies of which are attached to the Disclosure Schedule) and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any employee, except ordinary salary increases implemented on a basis consistent with past practices. To the knowledge of the Seller and the Members, no individuals retained by the Seller as an independent contractor or consultant would be reclassified by the IRS, the U.S. Department of Labor or any other Governmental or Regulatory Authority as an employee of the Seller for any purpose whatsoever.

        (b) The Seller is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of the Seller are represented by any labor union or covered by any collective bargaining agreement with the Seller. To the knowledge of the Seller and the Members, no campaign to establish such representation is in progress and, except as set forth in Section 3.8 of the Disclosure Schedule, there is no pending or, to the best of the Seller's and the Members' knowledge, threatened, labor dispute involving the Seller and any group of its employees. The Seller has not experienced any labor interruptions since March 1, 1996.

     3.9. Employee Benefit Plans.

        (a) The Disclosure Schedule sets forth a complete and accurate list and description of each Employee Benefit Plan applicable to Seller or its employees. With respect to each Employee Benefit Plan applicable to Seller or its employees, the Seller and the Members have delivered or caused to be delivered to the Purchaser true and complete copies of (i) the plan document, trust agreement and any other document governing such Employee Benefit Plan, applicable to Seller or its employees, (ii) the summary plan description, (iii) the most recent Form 5500 annual reports and attachments, and (iv) the most recent IRS determination letter, if any, for such plan.

        (b) Except as set forth in the Disclosure Schedule:

           (1) Neither the Seller nor any of its ERISA Affiliates currently has any liability to make any withdrawal liability payment to any Multiemployer Plan.

           (2) Each Employee Benefit Plan that provides medical benefits has been operated in compliance with all material requirements of sections 601 through 608 of ERISA and either (i) section 162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) or (ii) Section 4980B of the Code and regulations thereunder (after 1988), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. Seller shall continue to provide continuation coverage to those former employees of Seller (and their dependents or former dependents) who are receiving such coverage as of the Closing.

           (3) No Employee Benefit Plan maintained by the Seller with respect to the Purchased Assets provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits.

           (4) All contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans and, when applicable, section 302 of ERISA or section 412 of the Code, have been timely made.

           (5) There have been no statements or communications made or materials provided to any employee or former employee of the Seller by any Seller or its Affiliates (including any member of an ERISA Affiliate or any employee, officer or director of any member of an ERISA Affiliate) which provide for or could be construed as a contract or promise by the Purchaser to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement.

           (6) Each Employee Benefit Plan complies in all material respects with all applicable state and federal laws, including, without limitation, ERISA, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

           (7) There are no events, contingencies, claims or Legal Proceedings that could rise to the level of liability with the IRS, PBGC, United States Department of Labor, or any other governmental agency or person on account of any event or circumstances arising under any Employee Benefit Plan or a claim for benefits under any such plan.

     3.10. Financial Statements. The Seller and the Members have delivered, or caused to be delivered, to the Purchaser a copy of the Seller's balance sheets as of March 31, 1996 and 1997 and December 31, 1997, and the related statements of income for the years and periods, as applicable, then ended (collectively, the "Financial Statements"). A true and complete copy of the Financial Statements is attached to the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP (except for the lack of footnotes and year-end audit adjustments) and fairly represent the financial position of the Seller as of the date of such Financial Statements and the results of operations for the periods covered thereby, in all material respects.

     3.11. Real Property. The Purchased Assets do not include any interest in real property other than the lease for the Real Property and the facility at 701 Congressional Blvd., Carmel, Indiana (the "New Facility").

     3.12. Contracts.

        (a) Attached to the Disclosure Schedule is a complete and accurate list of each pending Contract described below to which the Seller or any of its properties is party or is otherwise bound or subject (a "Material Contract"):

           (i) each Contract with the Seller's customers (but only if such customers are among the Seller's ten highest, in terms of dollar value of purchases, for the twelve-month period ending on the Balance Sheet Date);

           (ii) any Contract that creates a partnership or a joint venture or arrangement that involves a sharing of profits (whether through equity ownership, Contract or otherwise) with any other Person;

           (iii) any Contract that purports to or has the effect of limiting either the Seller's right to engage in, or compete with any Person in, any business;

           (iv) any Contract involving the incurrence by the Seller of liabilities (other than liabilities to render services to customers in the ordinary course of business) in any one transaction or series of related transactions in excess of $25,000;

           (v) any Contract not made in the normal and ordinary course of the Seller's Business;

           (vi) any Contract granting any preferential rights to purchase or acquire any interest in any of the Purchased Assets or requiring consent of any party to the transfer and assignment of any of the Purchased Assets (other than consents to assign Contracts);

           (vii) any Contract creating any Encumbrance on any of the Purchased Assets; and

           (viii) any Contract involving an amount in excess of $25,000 which relates to or affects any Tangible Personal Property, including leases.

           (ix) any contract which relates to the Real Property or the New Facility.

        (b) Each Material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject (i) is valid and binding on the Seller and, to the knowledge of the Seller and the Members, is valid and binding upon parties other than the Seller in accordance with its terms, and (ii) contains no provision or covenant prohibiting or materially limiting the ability of the Seller to operate their respective Business as currently conducted.

        (c) No party to any Material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject (i) has provided any notice to the Seller of its intent to terminate, or withdraw its participation in, any such Contract, (ii) has, to the knowledge of the Seller and the Members, threatened to terminate, or withdraw from participation in, any such Contract or
(iii) is, to the knowledge of the Seller and the Members, in breach or default under any provision thereof, and, to the knowledge of the Seller and the Members, no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

        (d) Except as set forth in the Disclosure Schedule, no Consent of any party to any Material Contract to which the Seller or any of its properties is a party is required in connection with the transactions contemplated by this Agreement.

        (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract to which the Seller or any of its properties is a party, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Material Contract or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrances upon any of the Purchased Assets under the terms of any such Material Contract.

     3.13. Intellectual Property.

        (a) Included in the Disclosure Schedule is a complete and accurate list and full description of each item of proprietary software, patents, patent applications, registered trademarks and service marks, trademark applications, service mark applications and registered copyrights included in the Intellectual Property, except for the Generic Intellectual Property, and each such item is owned by the Seller. The Intellectual Property constitutes valid and enforceable rights of the Seller and does not infringe or conflict with the rights of any other Person.

        (b) There is neither pending, nor to either the Seller's or the Members' knowledge, threatened, any Legal Proceeding against the Seller contesting the validity or right of the Seller to use any of the Intellectual Property, and the Seller has not received any notice of infringement upon or conflict with any asserted right of others nor, to the Seller's or the Members' knowledge, is there a basis for such a notice. To either the Seller's or the Members' knowledge, no Person is infringing the Seller's rights to the Intellectual Property.

        (c) Except as set forth on the Disclosure Schedule, the Seller does not have any obligation to compensate others for the use of any Intellectual Property, except the Generic Intellectual Property. In addition, except licenses on proprietary software in the ordinary course of business, the Seller has not granted any license or other right to use, in any manner, any of the Intellectual Property, whether or not requiring the payment of royalties.

     3.14. Environmental Matters.

        (a) The Seller and the operation of the Business is and has been in compliance with all applicable Environmental Laws.

        (b) There have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions on the part of, or caused by, the Seller or the Members (or to the knowledge of the Seller or the Members, caused by a third party) that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, Order or action involving or relating to the Business, the Real Property or the Seller, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substance or wastes.

        (c) To the knowledge of the Seller and the Members, there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Real Property. To the knowledge of the Seller and the Members, no polychlorinated byphenyls (PCBs) are present, in use or stored on any of the Real Property.

     3.15. Regulatory Filings. The Seller has filed all registrations, filings, reports, or submissions that are required by any Requirement of Law. All such filings were made in compliance with applicable Requirements of Law when filed and no deficiencies have been asserted by any

Governmental or Regulatory Authority with respect to such filings and submissions that have not been finally resolved.

     3.16. Taxes and Tax Returns.

        (a) The Seller has duly and timely filed all Tax Returns. Each such Tax Return is true, accurate and complete. The Seller has paid in full all Taxes for the period covered by such Tax Return. All Taxes not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods on or prior to the date of the Closing Balance Sheet, are reflected as a liability thereon. The Seller has been taxed as a partnership for federal and state purposes, without interruption, since the Seller was organized as a limited liability company.

        (b) The Seller has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Section 1441 and 1442 of the Code, or similar provisions under any foreign Requirements of Law) and have, within the time and in the manner prescribed by applicable Requirements of Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Requirements of Law.

        (c) No deficiency for any Taxes has been asserted or assessed against the Seller that has not been resolved and paid in full or fully reserved for and identified on the Closing Balance Sheet and, to the knowledge of the Seller and the Members, no deficiency for any Taxes has been proposed that has not been fully reserved for and identified on the Closing Balance Sheet. The Seller has not received any outstanding and unresolved notices from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Seller. No Legal Proceeding or audit or similar foreign proceedings is pending with regard to any of the Seller's Taxes or Tax Returns.

        (d) No waiver or comparable consent given by the Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor, to the knowledge of the Seller and the Members, is any request for any such waiver or consent pending.

        (e) No state of facts exists or has existed that would constitute grounds for the assessment of Tax liability with respect to period that have not been audited by the IRS or any other Taxing Authority.

     3.17. Receivables. The aggregate Receivables owing to the Seller as of January 21, 1998 equal at least $800,000 if reflected in accordance with GAAP. Seller has received an aggregate of approximately $8,000 in collections of Receivables on January 21, 1998 and January 22, 1998. All Receivables incurred since December 31, 1997 were incurred in the normal and ordinary course of business and are stated in accordance with GAAP.

     3.18. Solvency. On and as of the date of this Agreement, and after giving effect to the Closing and any other transactions contemplated by this Agreement, the Seller is not insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer or conveyance made by it voidable or fraudulent pursuant to, any Requirements of Law pertaining to bankruptcy, insolvency or creditors' rights generally or any other applicable Requirements of Law relating to fraudulent conveyances, fraudulent transfers or preferences. The Seller is receiving reasonably equivalent value and consideration from the Purchaser for the Purchased Assets and is not selling the Purchased Assets to the Purchaser with intent to hinder, delay or defraud any of its creditors.

     3.19. Affiliate Transactions. The Disclosure Schedule lists and fully describes each Material Contract, transaction or series of transactions, whether written or oral (other than for the compensation arrangements described in the Disclosure Schedule under Section numbers 3.8 and 3.9), pursuant to which the Seller is a party or otherwise bound with any Affiliate of any or all of the Seller and the Members (an "Affiliate Transaction").

     3.20. Brokers or Finders. Neither the Seller nor the Members has engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement.

     3.21. Customers. The Disclosure Schedule accurately and completely lists the names of the ten largest customers (in terms of dollar volume of purchases) of the Seller during the past fiscal year and details the Seller's total revenue attributable to each such customer for the last fiscal year. Except as reflected on the Disclosure Schedule, to the knowledge of the Seller and the Members, there has been no adverse change in the Seller's business relationship with any such customer that, in the aggregate, would have a Material Adverse Effect.

     3.22. Absence of Changes. Except as set forth on the Disclosure Schedule, since the Balance Sheet Date, there has not been with respect to the Seller:

          (i) any event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect;

          (ii) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, managers, members, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

          (iii) any distribution, sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of any of its business to any person, including, without limitation, the Members and their Affiliates, other than distributions, sales or transfers in the ordinary course of business to persons other than the Members and their Affiliates;

          (iv) any cancellation, termination or agreement to cancel or terminate any Contract, including any indebtedness or other obligation owing to it, other than the negotiation and adjustment of customer invoices in the course of good faith disputes with customers in a manner consistent with past practice;

          (v) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in the Purchased Assets or requiring consent of any party to the transfer and assignment of the Purchased Assets;

          (vi) any Obligation or Liabilities, except for Obligations or Liabilities that were incurred consistently with past business practice in or as a result of the normal and ordinary course of business;

          (vii) any waiver of any of its material rights or claims;

          (viii) any transaction by the Seller outside the ordinary course of its respective businesses; or

          (ix) any change in the accounting methods or practices followed by the Seller, except as required by GAAP and disclosed on the Disclosure Schedule.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Seller and the Members as follows:

     4.1. Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted and
(iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a material adverse effect upon the Purchaser's businesses, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise).

     4.2. Authorization for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser (i) are within the Purchaser's corporate powers and duly authorized by all necessary corporate action on the part of the Purchaser and
(ii) do not (A) require any action by or in respect of, or filing with, any governmental body, agency or official, except as set forth in this Agreement, or
(B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement of Law applicable to the Purchaser, or any of its properties or any Contract to which the Purchaser, or any of its properties is bound.

     4.3. Enforceability. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

     4.4. Litigation. There is no Legal Proceeding or Order pending against or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser, or any of its properties or otherwise that could adversely affect or restrict the ability of the Purchaser to consummate fully the transactions contemplated by this Agreement or that in any manner draws into question the validity of this Agreement.

     4.5. Brokers or Finders. The Purchaser has not engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement.

     4.6. Financial Means. The Purchaser has the financial means to perform the Assumed Liabilities.


                                    ARTICLE 5
                             [Intentionally Omitted]



                                    ARTICLE 6
                         CONDITIONS PRECEDENT TO CLOSING

     6.1. Conditions Precedent to the Purchaser's Obligations. The Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Purchaser of, prior to or at the Closing, each and every of the following conditions precedent:

        (a) Representations and Warranties; Covenants and Conditions. Each of the representations and warranties of the Seller and the Members contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties that by their terms relate to an earlier date, which representations and warranties shall be true and correct in all material respects with regard to such earlier date. The Seller and the Members shall have each performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Seller and the Members, as the case may be, at or prior to the Closing Date.

        (b) No Legal Proceeding Affecting Closing. On the Closing Date, no
Order or law, restraining or prohibiting the transactions contemplated by this Agreement and no Legal Proceeding shall be pending or threatened in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

        (c) Opinion of Counsel of Seller. McDermott, Will & Emery, counsel for the Seller and the Members, shall have delivered to the Purchaser their favorable opinion, dated the Closing Date as to the matters covered in
Schedule 6.1(d).

        (d) Escrow Agreement. The Members and the Seller shall have executed the Escrow Agreement substantially in the form of Exhibit A attached hereto.

        (e) General Conveyance, Transfer and Assignment. The Seller and the Members shall execute and deliver to the Purchaser the General Assignment Agreement substantially in the form attached hereto as Exhibit C and any other agreements of conveyance reasonably requested by the Purchaser to convey title in the Purchased Assets.

        (f) Delivery of Documents. The Seller and the Members shall have each delivered to the Purchaser all documents, certificates, instruments and items required to be delivered by it or him at or prior to the Closing Date pursuant to this Agreement.

     6.2. Conditions Precedent to the Seller's and Members' Obligations. The Seller's and the Members' obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Seller of, prior to or at the Closing, each and every of the following conditions precedent:

        (a) Representations and Warranties; Covenants and Conditions.
Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of the Closing Date with the same force as though such representations and warranties had been made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Purchaser at or prior to the Closing Date. The Purchaser shall execute and deliver to the Seller a certificate dated as of the Closing Date to such effect.

        (b) No Legal Proceeding Affecting Closing. On the Closing Date, no
Order or law, restraining or prohibiting the transactions contemplated by this Agreement and no Legal Proceeding shall be pending or threatened in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

        (c) Escrow Agreement. The Purchaser shall have executed the Escrow Agreement substantially in the form of Exhibit A attached hereto.

        (d) Assumption Agreement. The Purchaser shall have executed and delivered an Assumption Agreement substantially in the form of Exhibit D.

        (e) Opinion of Counsel of the Purchaser. Pepper Hamilton LLP, counsel for the Purchaser, shall have delivered to the Seller and the Members its favorable opinion, dated the Closing Date, as to the matters covered in Schedule 6.2(e).

        (f) Delivery of Documents. The Purchaser shall have delivered to the Seller all documents, certificates, instruments and items required to be delivered by it at or prior to the Closing.


                                    ARTICLE 7
                                     CLOSING

     7.1. The Closing and the Closing Date. The Closing of transactions herein contemplated (the "Closing") shall occur on the date hereof effective at the close of business (the "Closing Date"). The Closing shall take place by providing copies of each of the documents necessary for Closing by facsimile, with originals of each Closing document delivered to the respective parties promptly after Closing. On the Closing Date, the Parties shall deliver all documents and items contemplated hereunder, including those specifically set forth in Article 6 hereof.

     7.2. Third Party Consents. Unless otherwise agreed to by the Purchaser, to the extent that any Contract is not assignable without Consent, this Agreement shall not constitute an assignment or an attempted assignment thereof, or an assumption or attempted assumption of Obligations and Liabilities arising thereunder, if such assignments or attempted assignment would constitute a breach thereof unless the necessary Consents are obtained. The Purchaser shall use commercially reasonable best efforts to obtain the Consents required for the assignment of the Purchased Assets. The Seller and the Members will cooperate to the extent commercially reasonable with the Purchaser in its effort to obtain such Consents (without incurring any expense). If any such Consent shall not be obtained, then the Seller, the Members and the Purchaser shall take such actions (without incurring any expense) as may be reasonably necessary to (a) provide for the Purchaser the benefits intended to be assigned to the Purchaser hereunder with respect to any such other Contract (including enforcement at the cost and for the account of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise), (b) relieve the Seller of, or indemnify the Seller against, its obligations to the other contracting party under any such Contract.

     Without limiting the provisions of this Section, the Seller and the Purchaser shall use commercially reasonable efforts to enter into, and shall cooperate with one another in good faith in entering into, appropriate and reasonable alternative arrangements pursuant to foregoing paragraph, on terms mutually agreeable, with respect to any Contract which is not, by its terms, assignable (in whole or in part) by the Seller or under which the Seller may not assign its obligations or delegate its duties.

     7.3. Employment, Compensation and Employee Benefits From and After Closing. The respective undertakings and covenants of the Purchaser from and after the Closing with respect to the employment by the Purchaser of employees of the Seller or other employees engaged in the conduct of the Business, except for those individuals to receive an employment agreement, and the compensation and employee benefits to be provided such employees employed by the Purchaser shall be as set forth below:

        (a) Employment. The Purchaser shall offer employment as of the end of business on the Closing Date to the employees of Seller. The offer of employment to any such employee may, but not need not be for the same position as held by the employee in the Business immediately prior to the Closing. The Purchaser shall initially offer such Employees employment at the same rate of compensation as paid by the Seller immediately prior to the Closing; provided, however, that Purchaser shall not be prohibited from lowering such rate of compensation at any time after Closing. Any such offers of employment and the actual employment of any such employee shall be subject to the Purchaser's right, in its sole discretion, to establish and modify from time to time the terms and conditions of such employment and to terminate any such employee at any time. Except as the Purchaser may expressly provide, all such employees shall be treated as new employees of the Purchaser from their date of employment.

        (b) The Purchaser's Compensation Practices and Employee Benefits Programs. The Purchaser shall establish such compensation practices and employee benefit programs for its employees as it determines appropriate or desirable. The Purchaser reserves the right (1) to determine the terms and conditions of all such practices and programs and (2) to amend, discontinue or terminate, in whole or in part, any such practice or program. The Purchaser intends to establish its own such practices and programs and not to continue or otherwise assume any of the Seller's plans or personnel policies.

        (c) Health Care and Disability Plans. All health care plans maintained by the Seller for those of its employees who are employed by the Purchaser on or after the Closing will terminate not earlier than the end of the month in which the Closing occurs (the "Termination Date"). The Seller shall pay, or cause to be paid, all claims for health care benefits covered by any of its insured or self-insured health care plans which relate to health care services rendered on or before the Termination Date, regardless of when such claims may be filed and to the extent such plan would honor such claims in accordance with its terms. Purchaser shall pay Seller $2,000 at Closing for costs associated with such insurance from the Closing Date until the Termination Date, at which time such employees shall be covered by Purchaser.

     7.4. Severance. The Seller shall remain liable to the Seller's former employees for severance benefits, if any, resulting from their termination of employment with the Seller.

                                    ARTICLE 8
                             COVENANT NOT TO COMPETE

     8.1. Confidentiality.

        (a) Each party to this Agreement shall use Confidential Information only in connection with the transactions contemplated hereby and shall not disclose any Confidential Information about any other party to any Person unless the party desiring to disclose such Confidential Information receives the prior written consent of the party about whom such Confidential Information pertains, except (i) to any party's directors, officers, employees, agents, advisors and representatives who have a need to know such Confidential Information for the performance of their duties as employees, agents or representatives, (ii) to the extent absolutely necessary to obtain any Consents including, without limitation, any Regulatory Approvals, that may be required or advisable to consummate the transactions contemplated by this Agreement, (iii) to enforce such party's rights and remedies under this Agreement, (iv) with respect to disclosures that are compelled by any Requirement of Law or pursuant to any Legal Proceeding; provided, that the party compelled to disclose Confidential Information under this clause (iv) pertaining to any other party shall notify such other party thereof and use his or its commercially reasonable efforts to cooperate with such other party to obtain a protective order or other similar determination with respect to such Confidential Information; (v) made to any party's legal counsel, independent auditors, investment bankers or financial advisors under an obligation of confidentiality; or (vi) as otherwise permitted by Section 12.6 of this Agreement.

        (b) In the event that the transactions contemplated by this Agreement are not consummated in accordance with the terms of this Agreement, each party shall, upon the request of the other party, return to the other party or destroy all Confidential Information and any copies thereof previously delivered by such requesting party, except to the extent that such party deems such Confidential Information necessary or desirable to enforce his or its rights under this Agreement.

        (c) The obligation of confidentiality contained in this Section 8.1 shall survive the termination of this Agreement, or the Closing, as applicable, for a period of two years after the date of such termination or the Closing Date, respectively; provided, that, if the Closing shall occur, then the Purchaser's obligation of confidentiality shall terminate upon the Closing.

     8.2. Covenant Not To Compete. As a material inducement to the Purchaser's consummation of the transactions contemplated by this Agreement, each of the Seller and the Members shall not, during the Restricted Period, do any of the following, directly or indirectly, without the prior written consent of the Purchaser in its sole discretion:

        (a) engage, directly or indirectly, in the business of converting paper documents to electronic format, including through the use, sales, licensing and distribution of the Intellectual Property included in the Purchased Assets (the "Restricted Business") within any geographic area located within the United States of America, its possessions or territories (the "Restricted Area");

        (b) become interested (whether as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise), directly or indirectly, in any Person that engages in the Restricted Business within the Restricted Area; provided, that each Member may own, as a passive investor, not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of any publicly held company listed on a well-recognized national securities exchange or on an interdealer quotation system of the National Association of Securities Dealers, Inc; or

        (c) solicit, call on, divert, take away, influence, induce or attempt to do any of the foregoing, in each case within the Restricted Area, with respect to the Purchaser's or any of the Related Companies' (A) customers or distributors or prospective customers or distributors (wherever located) with respect to goods or services of the Restricted Business, (B) distributors, consultants, agents, or independent contractors of the Seller to terminate or modify any contract, arrangement or relationship with the Purchaser or any of the Related Companies or (C) employees of the Seller to leave the employ of the Purchaser or any of the Related Companies.

        (d) Nothing herein shall restrict the Seller, the Members and their Affiliates from engaging in the business of Stenograph, L.L.C., as conducted on the date hereof and, any other business related to its shorthand machines, voice transcription and related software products businesses.

     8.3. Specific Enforcement; Extension of Period.

        (a) The Seller and the Members acknowledge that any breach or threatened breach by them of any provision of Sections 8.1 or 8.2 will cause continuing and irreparable injury to the Purchaser and the Related Companies for which monetary damages would not be an adequate remedy. Accordingly, the Purchaser and any of the Related Companies shall be entitled to such injunctive relief from a court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach. In connection therewith, neither the Seller nor the Members shall, in any action or proceeding to so enforce any provision of this Article 8, assert the claim or defense that an adequate remedy at law exists or that injunctive relief is not appropriate under the circumstances. The rights and remedies of the Purchaser and any of the Related Companies set forth in this Section 8.3 are in addition to any other rights or remedies to which the Purchaser or any of the Related Companies may be entitled, whether existing under this Agreement, at law or in equity, all of which shall be cumulative.

        (b) The periods of time set forth in this Article 8 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods. The term "time required for litigation" as used in this Section 8.3(b) shall mean the period of time from the earlier of the Seller's or the Members', as applicable, first breach of the provisions of Sections 8.1 or 8.2 or service of process upon the Seller or the Members, as applicable, through the expiration of all appeals related to such litigation.

     8.4. Disclosure. The Seller and the Members acknowledge that the Purchaser or any of the Related Companies may provide a copy of this Agreement or any portion of this Agreement to any Person with, through or on behalf of which either the Seller or the Members may, directly or indirectly, breach or threaten to breach any of the provisions of
Section 8.2.

     8.5. Interpretation. It is the desire and intent of the parties that the provisions of this Article 8 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if any provision of this Article 8 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Article 8 shall not be affected thereby. If any particular provision of this Article 8 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Article 8 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

     8.6. Acknowledgment. The Seller and the Members acknowledge that they have carefully read and considered the provisions of this Article 8. The Seller and the Members believe that they have received and will receive sufficient consideration and other benefits to justify the restrictions in this Article 8. The Seller and the Members also acknowledge and understand that these restrictions are reasonably necessary to protect the Purchaser's and the Related Companies' interests, and the Seller and the Members do not believe that such restrictions will prevent them from conducting businesses that are not competitive with those of the Purchaser or any of the Related Companies during the term of such restrictions in the Restricted Area.


                                    ARTICLE 9
                                    SURVIVAL

     The representations and warranties of the Seller and the Members on the one hand, and the Purchaser on the other hand, contained in this Agreement shall survive until eighteen months after the Closing Date; provided that representations and warranties and indemnification obligations with respect to which a claim is made within such period shall survive until such claim is finally determined and paid. Notwithstanding the foregoing, the representations and warranties set forth in each of Section 3.14 and Section 3.16 shall survive until the expiration of the statute of limitations applicable to the subject matter addressed thereunder; provided that representations and warranties and indemnification obligations with respect to which a claim is made within such period shall survive until such claim is finally determined and paid. The covenants and agreements of the Seller and the Members on the one hand, and of the Purchaser on the other hand, contained in this Agreement will survive the Closing until, by their own respective terms, they have been fully performed.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1. The Seller and the Members Indemnification. From and after the Closing Date, the Seller and each of the Members shall, jointly and severally, indemnify and hold harmless the Purchaser and any of its Affiliates, and each Person who controls (within the meaning of the Securities Act of 1933, as amended) the Purchaser or any such Affiliate, and each of their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses (including, without limitation, all reasonable attorneys', experts' and accountants' fees, expenses and disbursements and court costs in connection therewith) (collectively, "Indemnifiable Losses") that may be imposed upon, incurred by or asserted against any of them which are caused by (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Seller or the Members under this Agreement or any document, instrument, certificate or other item required to be furnished to the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; (ii) any Retained Liabilities; or (iii) any Legal Proceeding or Order, arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date.

     10.2. The Purchaser's Indemnification. From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and the Members and any of their Affiliates, and each Person who controls (within the meaning of the Securities Act of 1933, as amended) the Seller or the Members or any such Affiliate, and each of their respective managers, officers, employees, agents, successors, assigns and legal representatives, from and against all Indemnifiable Losses imposed upon, incurred by or asserted against any of them which are caused by: (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Purchaser under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to the Seller or the Members pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; (ii) any Assumed Liabilities; and (iii) any Legal Proceeding or Order, arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date.

     10.3. Payment; Procedure for Indemnification.

        (a) In the event that the Person seeking indemnification under this
Article 10 (the "Indemnified Party") shall suffer an Indemnifiable Loss, he, she or it shall promptly, after obtaining Knowledge of the incurrence of any such Indemnifiable Loss, give written notice to the party from whom indemnification under this Article 10 is sought (the "Indemnifying Party") of the Indemnifiable Loss (the "Indemnity Notice"). The failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of liability under this Article 10; provided, however that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice or to the extent the Indemnifying Party is materially prejudiced by the delay. In the event that the parties are unable to resolve the subject of the Indemnity Notice, the issue shall be submitted for determination to a neutral third party designated by the President of the Philadelphia office of the American Arbitration Association.

        (b) In the event the facts giving rise to the claim for indemnification under this Article 10 shall involve any action, or threatened claim or demand by any third Person against the

Indemnified Party, the Indemnified Party, promptly after obtaining Knowledge of the filing of a lawsuit or the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party of liability under this Article 10; provided, however, that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice or to the extent the Indemnifying Party is materially prejudiced by the delay. The Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing; provided, that if the applicable claim or demand is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to assume the Indemnified Party's defense of such claim, demand or Legal Proceeding, with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party to the extent related to the Indemnifiable Loss. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event of litigation or otherwise of its intent to do so. Whenever the Indemnifying Party is entitled to defend any claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation; provided, that the Indemnifying Party retains counsel reasonably satisfactory to the Indemnified Party and pursuant to an arrangement satisfactory to the Indemnified Party; otherwise, the Indemnified Party shall have the right to control the defense of the claim or the litigation. Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the written consent of the other party; provided, that, subject to the next sentence, if the party controlling the defense of the claim or the litigation shall have, in good faith, negotiated a settlement thereof, which proposed settlement contains terms that are reasonable under the circumstances, then the other party shall not withhold or delay the giving of such consent (and in the event the Indemnifying Party and Indemnified Party are unable to agree as to whether the proposed settlement terms are reasonable, the Indemnifying Party and Indemnified Party will request that the disagreement be resolved by a neutral third party designated by the President of the Philadelphia office of the American Arbitration Association). In the event that the party controlling the defense of the claim or the litigation shall have negotiated a settlement thereof, which proposed settlement is substantively final and unconditional as to the parties thereto (other than the consent of the Indemnified Party required under this Section 10.3(b)) and contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, or the imposition of any restrictions on the part of, the Indemnified Party and the Indemnified Party shall refuse to consent to such settlement, the liability of the Indemnifying Party under this Section 10, upon the ultimate disposition of such litigation or claim, shall be limited to the amount of the proposed settlement; provided, however, that in the event the proposed settlement shall require that the Indemnified Party make an admission of liability, a confession of judgment, or shall contain any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, then the Indemnified Party's failure to consent shall not give rise to the limitation of Indemnifying Party's liability as provided for in this Section 10.3(b), and the Indemnifying Party shall continue to be liable to the full extent of such litigation or claim.

     10.4. Limitations on Indemnification. The Purchaser, and the other
Persons or entities indemnified hereunder shall not assert any claim or be entitled to indemnification against the Seller or the Members until such time as the aggregate of all claims which such persons may have against the Seller or the Members shall exceed $10,000 (the "Indemnification Threshold"), whereupon such claims shall be indemnified in excess of the Indemnification Threshold. Neither the Seller nor the Members shall assert any claim for indemnification against the Purchaser until such time as the aggregate of all claims which the Seller or the Members may have against the Purchaser shall exceed the Indemnification Threshold, whereupon such claims shall be indemnified in excess of the Indemnification Threshold. The limitation on the assertion of claims for indemnification contained in this paragraph shall apply only to claims based upon inaccuracies in, or breaches of, representations and warranties contained in this Agreement or any document, instrument, certificate or other item required to be furnished pursuant to this Agreement or in connection with the transaction contemplated by this Agreement. In addition, the Indemnification Threshold shall be separate and apart from the Rework Threshold and any claims in connection with the Rework Expenses shall not apply to the Indemnification Threshold.

     No person shall be entitled to indemnification under this Article 10 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

     Notwithstanding any other term of this Agreement, the Seller and the Members on the one hand, and the Purchaser on the other hand, shall not be liable under this Article 10 for an amount which exceeds $625,000. No claim under this Article 10 shall be made unless an Indemnity Notice, or a Claim Notice (as applicable) has been given prior to the applicable survival period.

     In computing the amount of any Indemnifiable Loss which is sustained, suffered or incurred by the Indemnified Party, the Indemnifying Party shall be given the benefit of insurance proceeds, if any (up to a maximum equal to the amount of the Indemnifiable Loss), actually received by the Indemnified Party, reduced by any and all out-of-pocket costs, legal or otherwise, incurred by the Indemnified Party in the collection of such insurance proceeds; it being understood that the other party shall at no time be deemed to be a third-party beneficiary of any such insurance. Further, the parties acknowledge that due to the uncertainties of collection of any such insurance proceeds, the potential availability of insurance proceeds will not abrogate a party's responsibility to reimburse the Indemnified Party for any Indemnifiable Loss sustained, suffered or incurred, as and when such Indemnifiable Loss is sustained, suffered or incurred; it being understood that if insurance proceeds are thereafter received by the Indemnified Party with respect to such Indemnifiable Loss, the proceeds of such insurance will be utilized to reimburse the Indemnifying Party for any payments made on account of such Indemnifiable Loss, with the remainder of any such insurance proceeds to be retained by the Indemnified Party. Purchaser shall use commercially reasonable efforts to obtain insurance proceeds which may be available to cover an Indemnifiable Loss on behalf of Seller and the Members.

     The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items.

     The Indemnified Party shall not bring a claim or be entitled to indemnification with respect to any facts or circumstances resulting in a breach of any representation, warranty, covenant or agreement of which the Indemnified Party had actual knowledge on or before the Closing Date.

     To the extent that an Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of the Indemnified Party against third parties.

     The indemnification rights of the parties under this Article 10 are exclusive of other rights and remedies that the parties may have under this Agreement (but for this provision), at law or in equity or otherwise with respect to the transactions provided for herein, except as to rights which may be exercised against a party on account of such party's fraud.


                                   ARTICLE 11
                             [Intentionally Omitted]


                                   ARTICLE 12
                             POST-CLOSING COVENANTS

     12.1. Further Cooperation. From and after the Closing Date, the Seller shall, and the Members shall and shall cause the Seller to, (i) assist and cooperate with the Purchaser in effecting the orderly transfer of the Purchased Assets to the Purchaser, and (ii) execute and deliver such documents and take such other actions as the Purchaser reasonably requests to fully consummate the transactions contemplated by this Agreement. In addition, the Seller and the Members shall (i) provide or cause to be provided such written information with respect to themselves, (ii) execute and deliver or cause to be executed and delivered such other documents, certificates or instruments, and (iii) take or cause to be taken such actions, as the Purchaser, or any auditor reasonably deems necessary or desirable to complete any audit of the Purchaser's consolidated financial statements, the Seller's financial statements or in connection with any Requirements of Law applicable to the Purchaser, including federal or state securities laws.

     12.2. Maintenance of Books and Records.

        (a) For a period of seven (7) years after the Closing Date, the Purchaser shall maintain all Books and Records maintained by the Seller on or prior to the Closing Date which are transferred to the Purchaser and shall permit the Seller or the Members or their respective representatives and agents access, at the Seller's or the Member's sole cost and expense, to all such Books and Records, as well as all employees of Purchaser involved with the Business (to the extent such access requires significant time away from such employees' ordinary duties, Seller and Members will provide Purchaser with reasonable reimbursement) upon reasonable notice by the Seller or the Members, as applicable, and on terms not disruptive to the business, operation or employees of the Purchaser. The Seller and the Members will hold all information provided to them pursuant to this Article 12 (and any information derived therefrom) in confidence to the same extent as required by Section 8.1 of this Agreement with respect to Confidential Information.

        (b) For a period of three (3) years after the Closing Date, the Seller shall, and the Members shall, cause the Seller to, maintain all Books and Records possessed or to be possessed by the Seller or the Members that relate to the Business prior to the Closing Date. The Seller shall, and the Members shall, cause the Seller to, permit the Purchaser, or their representatives and agents access, at the Purchaser's sole cost and expense, to all of such Books and Records upon reasonable prior written notice for any reasonable business purpose.

     12.3. Use of Name. From and after the Closing Date, the Seller shall, and the Members shall cause the Seller to: (i) sign such consents and take such other actions as the Purchaser shall reasonably request to permit the Purchaser to use the name Integrated Information Services (the "Name"); (ii) cease to use the Name and all variants thereof; and (iii) take all necessary action to change its corporate and trade names by a date which is twenty days from the Closing Date to such name or names that are substantially different from and not confusingly similar to the Name.

     12.4. Discharge of Obligations. From and after the Closing Date, the Seller shall, and the Members shall cause the Seller to, pay and discharge diligently, in accordance with past practice but not less than on a timely basis, all of the Retained Liabilities, including, without limitation, those relating to employees, trade creditors and customers.

     12.5. Receivables. If, at any time after the Closing Date, the Seller or the Members shall receive any payments on account of any of the Receivables or other rights to payment constituting a part of the Purchased Assets, then the Seller or the Members, as applicable, shall hold such funds in trust for, and shall promptly remit (and the Members shall cause the Seller to remit promptly) such funds to the Purchaser immediately upon receipt thereof. The Seller hereby, effective from and after the Closing Date, authorizes and grants to the Purchaser (acting through any one or more of the Purchaser's authorized representatives or agents) a power of attorney to endorse the Seller's name on any check or any other remittances received by the Purchaser on account of the Receivables. The foregoing power of attorney is coupled with an interest and is irrevocable.

     12.6. Public Announcements. No party shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of the other parties. Nothing contained herein shall restrict the ability of a party from contacting a third party in order to obtain a Consent to the transactions contemplated hereby.

     12.7. Trademark License. Notwithstanding anything herein to the contrary (including Schedule 2.1(b)), Seller and Members hereby grant Purchaser a perpetual, royalty-free license to utilize the trademark DISCOVERY PRODUCTS (Serial No. 741560,692) for use in connection with the Purchased Assets. In connection with this grant, Purchaser agrees that the quality of the products in connection with which the DISCOVERY PRODUCTS trademark is used shall be consistent with or exceed the historic quality of such products prior to the date hereof.

`
                                   ARTICLE 13
                       TAXES RELATING TO PURCHASED ASSETS

     The Seller shall, and the Members shall cause the Seller to pay, and the Seller and the Members shall jointly and severally indemnify and hold harmless the Purchaser from and against all Transfer Taxes which are imposed on the Seller and the Members. The Purchaser shall pay, and the Purchaser indemnifies and holds harmless the Sellers and Members from and against all Transfer Taxes which are imposed on the Purchaser.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1. Notices. All notices required to be given to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14.1, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any national overnight delivery service, with proper charges prepaid, or facsimile transmission with receipt confirmed by such party, to such party at its address set forth below:

                   (a)  If to the Seller and Members:

                              Pettibone, L.L.C.
                              4225 Naperville Rd.
                              Suite 200
                              Lisle, IL  60532
                              Fax No.:630-955-2230
                              Attn:  Chief Financial Officer

                              c/o Pettibone, L.L.C.
                              5600 Three First National Plaza
                              Chicago, Illinois  60602
                              Fax No. 312-419-9417

                   with a copies to:

                              McDermott, Will & Emery
                              227 West Monroe Street
                              Chicago, Illinois 60606
                              Fax No. 312-984-3669
                              Attn:  Stanley H. Meadow P.C.

                   (b)  If to the Purchaser:

                              ImageMax, Inc.
                              Two Bala Plaza, Suite 300
                              Bala Cynwyd, PA  19004
                              Fax No.: 610-667-2763
                   with a copy to:

                              Andrew Bacas
                              4710 N. 40th Street
                              Arlington, VA  32207
                              Fax No.:  703-536-9404

                              Pepper Hamilton LLP
                              3000 Two Logan Square
                              18th & Arch Streets
                              Philadelphia, PA  19103-2799
                              Attention: Brian M. Katz
                              Fax No.: 215-981-4750

Such notice shall be deemed to be received when delivered if delivered personally, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

     14.2. No Third Party Beneficiaries. Except as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.

     14.3. Schedules. All schedules attached to this Agreement are incorporated by reference into this Agreement for all purposes.

     14.4. Expenses. The parties to this Agreement shall pay their own expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel.

     14.5. Further Assurances. The Seller or the Members on the one hand, and the Purchaser on the other hand, shall, at their own respective expense, from time to time upon the request of the other party, execute and deliver, or cause to be executed and delivered, at such times as may reasonably be requested by such other party, such other documents, certificates and instruments and take such actions as such other party deem reasonably necessary to consummate more fully the transactions contemplated by this Agreement.

     14.6. Entire Agreement; Amendment. This Agreement and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement. None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.

     14.7. Section and Paragraph Titles. The section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such section or paragraph.

     14.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns. Neither the Seller, the Members, nor Purchaser shall have the right to assign this Agreement without the prior written consent of the others.

     14.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     14.10. Severability. Any provision of this Agreement (other than those contained in Article 8 of this Agreement, in which case, Section 8.5 of this Agreement shall govern with respect to the invalidity, unenforceability, or illegality of any such provision) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14.11. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania notwithstanding the choice of law rules of Pennsylvania or any other jurisdiction.

          IN WITNESS WHEREOF, the Seller, the Member and the Purchaser have caused this Agreement to be duly executed as of the date first written above.


                                INTEGRATED INFORMATION
                                SERVICES, L.L.C.


                                By: /s/ Christopher Yunkun
                                    -----------------------------------------
                                       Name: Christopher Yunkun
                                       Title: Vice President


                                IMAGEMAX, INC.


                                By: /s/ Bruce M. Gillis
                                    -----------------------------------------
                                     Bruce M. Gillis, Chief Executive Officer


                                PETTIBONE, L.L.C.


                                By: /s/ Christopher Yunkun
                                    -----------------------------------------
                                       Name: Christopher Yunkun
                                       Title: President


                                HEISLEY HOLDING, L.L.C.


                                By: /s/ Stanley H. Meadows
                                    -----------------------------------------
                                       Name: Stanley H. Meadows
                                       Title: Assistant Secretary

                                 Schedule 2.1(a)

                                Purchased Assets

     The Purchased Assets include all of the Seller's right, title and interest in the items described below:

  1. Personal Property Leases. Seller's interest, as lessee or otherwise, in all personal property that is the subject matter of any leases to which the Seller is a party.

  2. Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, trucks, automobiles, supplies, office furniture, computing and telecommunications equipment and other items of personal property that are owned by Seller and used in connection with the Business.

  3. Contracts. All of the interest in all Contracts relating to the acquisition or ownership by Seller of any of the Purchased Assets or the operation of the Business including, without limitation, those listed in the Disclosure Schedule.

  4. Books and Records. All of Seller's Books and Records relating to the Business.

  5. Intellectual Property. All of Seller's right, title and interest in and to the Intellectual Property including, without limitation, that listed in the Disclosure Schedule.

  6. Business and Goodwill. All of Seller's right, title and interest in and to the Business as a going concern and all of the goodwill incident to the Business.

  7. Inventory. All inventory incremental or relating to, or used in connection with the Business including, without limitation, all supplies, work-in-process and finished goods of the Business on the Closing Date.

  8. Receivables. All of Seller's Receivables associated with the Business existing at the Closing Date.

  9. Prepaid Expenses.  All Prepaid Expenses.

  10. Computer Software.  All Computer Software.

  11. Other Intangible Assets. All other assets (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets, the Assumed Liabilities and the Business.

  12. Leases. The Seller's interest in the lease related to the New Facility and Seller's sales office in Chicago.

                                 Schedule 2.1(b)

                                 Excluded Assets

  1. Insurance Policies. Any insurance policies maintained by Seller with respect to the Business.

  2. Cash Consideration. The aggregate cash consideration paid by the Purchaser to Seller pursuant to this Agreement.

  3. Corporate Records. Seller's corporate minute book and stock books, records and tax records.

  4. Certain Claims. Any of Seller's claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to Retained Liabilities.

  5. Benefit Plan Assets. Assets constituting any pension or other funds for the benefit of Seller's employees including, without limitation, any Employee Benefit Plan.

  6. Tax Refunds. All of Seller's claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date.

  8. Affiliate Payments. All amounts payable to the Seller from its Affiliates.

  9. Certain Agreements. (i) The Agreement for Purchase and Sale of Assets dated February 13, 1996 by and between Stenograph Acquisition Corp. and IIS Acquisition Corp., on the one hand, and Quixote Corporation, Legal Technologies, Inc., Stenograph Corporation, Legal Technologies Limited and Integrated Information Services, Inc., on the other hand and (ii) the Agreement for Purchase and Sale of Assets dated July 3, 1996, by and between Integrated Information Services, Inc. and Pettibone Corporation, Discovery Products, Inc. and Quixote Corporation.

  10. Records. All personnel records of employees not hired by the Purchaser on the Closing Date.

  11. Pre-Closing Items. Items sold, transferred, disposed of or consumed in the ordinary course prior to Closing, and contracts and other agreements to the extent performed or terminated prior to Closing.

  12. Permits. All of Seller's interest in all Permits relating to the Facility.

  13. Cash. All of Seller's cash and cash equivalents on hand or in Accounts.

  14. Software. Subject to Section 12.7, the Computer Software listed on Annex B attached to this Schedule 2.1(b) (and any related Intellectual Property Rights, manuals and documentation).

                                 Schedule 2.1(b)

                                     Annex B

                                    Software
                                    --------

Discovery ZX Windows        Windows transcript viewer restricted to ZX format

Discovery ZX DOS            DOS-based transcript viewer restricted to ZX format

Discovery Base              DOS database program for transcript management

Convert ZX                  DOS application to convert ASCII files to ZX format

Discovery Video ZX          DOS-based transcript search for video transcripts

Case View                   Litigation support software for digital transfer of
                            electronically recorded testimony

                                   Trademarks
                                   ----------

          Mark                         Registration/Application Number
          ----                         -------------------------------

Discovery ZX and Design                            74/385,296

Discovery ZX and design                            Reg. No. 1,902,462

Discovery Base                                     Reg. No. 1,617,380

Discovery ZX                                       Reg. No. 1,729,005

Discovery Video ZX                                 Reg. No. 1,799,874

Discovery Products (and Design)                    74/560,692

The Real Power of Attorney                         1,952,236

Litigation Support for the Legal Professional      1,872,071

                                  Schedule 2.7
                               Assumed Liabilities

     1. The Adjusted Current Liabilities of Seller, only to the extent and either in the amounts reflected on the Closing Balance Sheet or incurred consistently with past business practice in or as a result of the normal and ordinary course of business after the Balance Sheet Date.

     2. Assumed Taxes.

     3. All Obligations and Liabilities related to the Purchased Assets arising on or after the Closing Date including liabilities and obligations arising on or after the Closing Date under the Contracts included in the Purchased Assets.

     4. All Obligations and Liabilities to perform Rework on or arising after the Closing Date, except for the 180 Day Rework Expenses which shall be allocated in accordance with Section 2.9.

     5. Moving Expenses which shall be allocated in accordance with Section 2.9.